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                                                                    EXHIBIT 99.1

November 22, 2000
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FOR IMMEDIATE RELEASE
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Enviro-Clean of America, Inc. Announces Stock Repurchase Program

San Antonio, TX, November 22, 2000 - Enviro-Clean of America, Inc. (OTC-BB:
EVCL), --Enviro-Clean of America, Inc. announced today that its Board of Directors has authorized the repurchase of up to $1 million of the Company's common stock. The stock repurchase program will be conducted over the next 12 months.

Enviro-Clean of America, Inc. said it would repurchase its common stock, from time to time, through open market purchases, block trades and in negotiated private transactions. Enviro-Clean of America, Inc. will base its decisions on repurchases and their timing on such factors as the stock price, general economic and market conditions. The repurchase program may be suspended or discontinued at any time.

Mr. Randall K. Davis, President, declared, "We believe the purchase of our common stock represents an attractive opportunity to benefit the long-term interests of the Company and its shareholders."

Enviro-Clean of America, Inc., with offices in San Antonio, Texas and New York is a manufacturer and distributor in the $15 billion janitorial and sanitary maintenance supply industry. Its wholly-owned subsidiaries comprise 17 operating locations which currently include Cleaning Ideas Corp (San Antonio, TX); Sanivac/Davis Manufacturing Company (San Antonio, TX); Kandel & Son (Hicksville,
NY); Superior Chemical & Supply (Bowling Green, Leitchfield and Beattyville, Kentucky); and June Supply Company (San Antonio and Dallas, TX). The Company additionally owns 30% of equip2move, Inc. an online industrial and commercial equipment Internet auction site and 930,000 shares of b2bstores.com, Inc. (NASDAQ SmallCap: BTBC). The Company's common stock trades on the Over-the-
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Counter Bulletin Board under the symbol "EVCL".

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe", "estimate", "project", "expect" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company's products and services in the marketplace, competitive factors, dependence upon third-party vendors, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Additional information on Enviro-Clean of America, Inc. can be accessed on the Internet at

                                www.evclean.com
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                  For additional information, please contact:

                  Randall K. Davis at (210) 293-1232 ext. 100
                                       or
                       via e-mail at randall@evclean.com